Talis Biomedical Corporation Insider Trading Policy

2 February 2024

Policy Principles and Overview

1.
Personnel of Talis Biomedical Corporation (“Talis”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in Talis’s securities.
2.
Talis personnel who are aware of material nonpublic information relating to Talis are not permitted to engage in transactions in Talis’s securities except as permitted by this policy and applicable law.
3.
Talis personnel who are aware of material nonpublic information relating to Talis may not recommend the purchase or sale of any of Talis’s securities.
4.
Talis personnel may not disclose material nonpublic information to persons within the Talis organization whose jobs do not require them to have that information.
5.
Talis personnel may not disclose material nonpublic information outside of the Talis organization unless the disclosure is made in accordance with the Talis Corporate Disclosure Policy.
6.
Unless authorized by a Talis policy and as required by their role at the company, Talis personnel may not assist anyone engaged in transactions in Talis’s securities, the recommendation to buy or sell Talis’s securities, or the disclosure of material nonpublic information.
7.
Talis reserves the right to update this policy over time.

Policy Q&A

Policy Scope and Purpose

Q: Why have an insider trading policy?

A: During the course of your relationship with Talis, you may receive material information that is not yet publicly available (“material nonpublic information”) about Talis or other publicly traded companies with which Talis has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell, or otherwise transact in Talis’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Talis’s securities by persons subject to this policy.

Q: Who is subject to this policy?

A: This policy applies to you and all other employees, directors, and designated consultants of Talis. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and, unless otherwise determined by Talis, any other individuals or entities whose transactions in securities you influence, direct, or control. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” However, Related Persons shall not include, and this policy shall not apply to, an entity controlled by or affiliated with a director if the entity’s principal business is the investment of securities (an investment fund or partnership) and the entity has established its own insider trading controls and procedures in compliance with applicable securities laws that is inclusive of transactions in Talis’s securities. You are responsible for making sure that your Related Persons comply with this policy.

In addition, if you are Covered Person (as defined below), you and your Related Persons are subject to the quarterly trading blackout periods described below.

Q: Whose responsibility is it to comply with this policy?

A: Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Talis and to not engage in transactions in Talis’s securities while aware of material nonpublic information. In all cases, it is the individual’s responsibility for determining whether that person is aware of material nonpublic information. Any action on the part of Talis or any employee or director of Talis pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Talis or the United States government for any conduct prohibited by this policy or applicable securities laws.

Q: What transactions are subject to this policy?

A: This policy applies to all transactions in securities issued by Talis, as well as derivative securities that are not issued by Talis, such as exchange-traded put or call options or swaps relating to Talis’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of Talis’s common stock in the public market but also any other purchases, sales, transfers, or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Insider Trading and Material Nonpublic Information

Q: What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about Talis or another publicly traded company that Talis has business relationships with, and you trade in Talis’s or such other company’s securities, you have broken the law.

Q: Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

Q: What is material information?

A: It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

Q: What are examples of material information?

A: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•
financial results or forecasts;
•
acquisitions, dispositions or other strategic transactions;
•
events regarding our securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in our dividend policies or amounts);
•
major contracts or contract cancellations;
•
gain or loss of a significant customer;
•
pricing or reimbursement changes;
•
new product releases;
•
significant product recalls, customer complaints, or FDA communications;
•
status of product or product candidate development or regulatory approvals;
•
clinical data or regulatory results;
•
timelines for clinical or regulatory developments;
•
top management, Board of Directors or control changes;
•
financial restatements or significant write-offs;
•
liquidity problems;
•
extraordinary borrowing;

•
employee layoffs;
•
cybersecurity incidents;
•
a disruption in Talis’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
•
proxy fights;
•
actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;
•
impending bankruptcy;
•
communications with government agencies; and
•
notice of issuance of patents.

Q: When is information considered public?

A: The prohibition on trading when you have material nonpublic information lifts once that information is publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, Talis may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with Talis’s Corporate Disclosure Policy.

Q: Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Talis. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Q: What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?

A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Talis at the time of the transaction.

Q: Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?

A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Talis’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q: What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside Talis, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with Talis’s policies regarding the protection or authorized external disclosure of information regarding Talis). This includes anonymous discussions on the internet about Talis or companies with which Talis does business.

You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director, or designated consultant of Talis (or any other person subject to this policy) may either:

(a) recommend to another person that they buy, hold, or sell Talis’s securities at any time or

(b) disclose material nonpublic information to persons within Talis whose jobs do not require them to have that material nonpublic information, or outside of Talis to other persons (unless the disclosure is made in accordance with Talis’s policies regarding the protection or authorized external disclosure of information regarding Talis).

Q: What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?

A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Talis’s common stock or any derivative security related to Talis’s common stock, since that could be a form of tipping.

Q: Does this policy or the insider trading laws apply to me if I work outside the U.S.?

A: Yes. The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection, the “SEC”), and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Talis director, employee, or consultant, our policies apply to you no matter where you work.

Q: Am I restricted from trading securities of any companies other than Talis, for example a customer or competitor of Talis?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Talis, you sometimes obtain sensitive, material information about other companies and their business dealings with Talis.

In addition, it is Talis policy that no employee, director, or designated consultant of Talis (or any other person subject to this policy) who, in the course of working for Talis, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Talis does business, including a customer or partner of Talis, may trade in that

COMPANY’S SECURITIES UNTIL THE INFORMATION BECOMES PUBLIC OR IS NO LONGER MATERIAL.

Q: If I do not trade Talis’s securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Talis’s stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

Q: So, when can I buy or sell my Talis securities?

A: If you are aware of material nonpublic information, you may not buy or sell our common stock until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period that

APPLIES TO YOU. Our insider trading policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.

Blackout Periods

Q: What is a quarterly trading blackout period?

A: To minimize the appearance of insider trading among our officers, directors, employees, and their Related Persons, we have established “quarterly trading blackout periods” during which they— regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Talis’s securities. That means that, except as described in this policy, all (i) directors of the Company, (ii) officers of the Company and (iii) employees listed on Appendix A, and (iv) and certain other individuals designated by the Chief Financial Officer or head of Legal (collectively, “Covered Persons”), and their Related Persons will be able to trade in Talis’s securities only during limited open trading window defined below. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Talis’s securities if you are otherwise in possession of material nonpublic information.

Q: What are Talis’s quarterly trading blackout periods?

A: Each “quarterly trading blackout period” will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter and end after two (2) trading days have elapsed since the public dissemination of Talis’s financial results for that quarter.

Q: Can Talis’s quarterly trading blackout periods change?

A. The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Financial Officer or the head of Legal, there exists undisclosed information that would make trades by Covered Persons or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

Q: Does Talis have blackout periods other than quarterly trading blackout periods?

A: Yes. From time to time, an event may occur that is material to Talis and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer or the head of Legal may not trade in Talis’s securities. In that situation, Talis will notify the designated individuals that neither they nor their Related Persons may trade in Talis’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

Questions Regarding Blackout Periods Generally

Q: If I am subject to a blackout period and I have an open order to buy or sell Talis’s securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 Trading Plan, you will have violated our insider trading policy and may also have violated insider trading laws.

Q: What if I think I have a special circumstance that would require me to trade during a blackout period otherwise applicable to me?

A: You should consult the head of Legal. Permission to trade during a blackout period applicable to you will be granted only where (a) the circumstances are extenuating, (b) the head of Legal concludes that you are not in fact aware of any material nonpublic information relating to Talis or its securities, and (c) there appears to be no significant risk that the trade may subsequently be questioned. However, our expectation is that very few if any exceptions will be made.

Q: Am I subject to trading blackout periods if I am no longer an employee, director or consultant of Talis?

A: It depends. If your employment with Talis ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Talis ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Talis, you should not trade in Talis’s securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

Q: Are there any exceptions to this policy?

A: There are no exceptions to this policy, except as specifically noted below.

Q: Can I exercise options granted to me by Talis, or participate in a Talis employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may purchase shares by exercising your options or participating in a Talis employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information

Q: What tax withholding transactions are not restricted by this policy?

A: This policy does not apply to the surrender of shares directly to Talis to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units issued by Talis. Of course, any market sale of the stock received upon exercise or settlement of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Q: Are mutual fund shares holding Talis’s common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Talis’s stock at any time.

Q: What are the rules that apply to 10b5-1 Automatic Trading Programs?

A: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell Talis’s securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Talis’s securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Talis at a time when they were unaware of any material nonpublic information relating to Talis and when you were not otherwise subject to a trading blackout period, and directors and officers subject to Section 16 of the Exchange Act must certify to such compliance in any Trading Plan adopted by them. After a Rule 10b5-1 Trading Plan is adopted, trades under the Trading Plan may not be commenced until after the expiration of a cooling-off period that is at least 30 days for employees and at least 90 days for directors and officers subject to Section 16 of the Exchange Act. Moreover, all Trading Plans to be adopted by any director, officer, or employee of the Company must be reviewed and approved by the head of Legal before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.

Q: Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: Because of the potential for the appearance of impropriety, as a general matter gifts should only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period. For example, charities that receive gifted stock typically immediately sell the stock into the public market, potentially subjecting you to “tipper” liability if you were in possession of material nonpublic information at the time of the gift. You may only make bona fide gifts of our stock when you are not aware of material nonpublic information or during a trading blackout period applicable to you only if the gift has been pre-cleared by the Chief Financial Officer or the head of Legal or their designee. Pre-clearance must be obtained at least two (2) business days in advance of the proposed gift, and pre-cleared gifts not completed within five (5) business days will require new pre-clearance. Talis may choose to shorten this period.

Margin Accounts, Pledging Shares, Hedging and Other Speculation in Talis Stock

Q: Can I purchase Talis’s securities on margin or hold them in a margin account?

A: No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase our common stock on margin or hold it in a margin account at any time.

Q: Can I pledge my Talis shares as collateral for a loan?

A: No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

Q: What is problematic about margin accounts and pledged securities?

A: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Talis’s securities, all Talis employees, directors, and designated consultants are prohibited from holding Talis’s securities in a margin account or otherwise pledging Talis’s securities as collateral for a loan.

Q: Can I hedge my ownership position in Talis?

A: No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Talis’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Talis’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

Q: Why are hedging transactions prohibited?

A: Such transactions may permit a person subject to this policy to continue to own Talis’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Talis’s other stockholders. Therefore, all persons subject to this policy are prohibited from engaging in any such transactions.

Q: Am I allowed to trade derivative securities of Talis’s common stock?

A: No. You may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of our common stock at any time.

Q: What are derivative securities?

A: “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.

Q: What is short selling?

A: “Short selling” is profiting when you expect the price of the stock to decline and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

Q: Why does Talis prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.

Q: What if I purchased publicly traded options or other derivative securities before I became subject to this policy?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

Q: What are the concerns about standing and limit orders?

A: Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Talis employee, director, or designated consultant is in possession of material nonpublic information. Talis therefore discourages placing standing or limit orders on Talis’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance of Transactions in Talis Stock

Q: Who is required to pre-clear and provide advance notice of transactions?

A: In addition to the requirements above, certain Talis employees (“Specified Personnel”) face a further restriction: Even during an open trading window, they may not engage in any transaction in Talis’s securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer or the head of Legal or their designee at least two business days in advance of the proposed transaction. He or she will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in Talis’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two business days will require new pre-clearance. Talis may choose to shorten this period. Specified Personnel are listed on Appendix B, which Talis may update in its discretion from time to time.

Q: Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?

A: Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Coordinator. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify the Compliance Coordinator so that Talis may assist in any Section 16 reporting obligations.

Q: What additional requirements apply to individuals subject to Section 16?

A: Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in Talis’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Other Information

Q: What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Talis.

Q: What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by Talis—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

Q: What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q: Who should I contact if I have questions about our insider trading policy or specific trades?

A: You should contact our head of Legal or our Chief Financial Officer.

Q: Do changes to this policy require approval by Talis’s Board of Directors?

A: Yes. Changes to this policy require approval by Talis’s Board of Directors or a duly appointed committee of the Board of Directors.

APPENDIX A

COVERED PERSONS

The following roles and individuals are subject to quarterly blackout windows:

Executive Leadership Team

All members of the executive leadership team

Management

Vice Presidents or above in any department

Disclosure Committee:

All members of the Disclosure Committee, as set forth in Talis's Corporate Disclosure Policy

Legal Department:

All personnel in the legal department

Finance Department:

All personnel in the finance department

Commercial Department:

Enterprise Account Executives, members of the Customer Success team and all other Directors and above in Commercial.

Other:

Individuals with administrator access to key enterprise systems including, but not limited to, NetSuite, Salesforce, Agiloft.

Individuals with any other user access to enterprise systems and platforms that would allow for visibility into key data including but not limited to national opportunities, critical customer or financial data (i.e. customer disputes, revenue, shipments), as determined by the CFO or head of Legal.

*This list is subject to change by the CFO or head of Legal.

REVISION APPROVED BY:

/s/ Rebecca L. Markovich

'

Rebecca Markovich

Interim Chief Financial Officer

Revised 20-Feb-2024

Appendix B

Specified Personnel*

(Non-Officer Employees and Designated Consultants Subject to Trading Pre-Clearance)

Trading in Talis stock by the following roles is subject to pre-clearance from CFO or head of Legal: Section 16 Officers and Directors

*This list is subject to change by the CFO or head of Legal.

B-1